Exhibit (e)

DISTRIBUTION REINVESTMENT PLAN

OF

PGIM CREDIT INCOME FUND

PGIM Private Credit Income Fund, a Delaware statutory trust (the “Fund”), hereby adopts the following plan (the “Plan”) with respect to income dividends or capital gains or other distributions (each, a “Distribution” and collectively, “Distributions”), declared by its Board of Trustees on its common shares of beneficial interest (the “Common Shares”):

1.                  Unless a shareholder specifically elects to receive cash as set forth below, all Distributions hereafter declared by the Board of Trustees shall be payable in Common Shares of the Fund, and no action shall be required on such shareholder’s part to receive a Distribution in Common Shares.

2.                  Such Distributions shall be payable on such date or dates as may be fixed from time to time by the Board of Trustees to shareholders of record at the close of business on the record date(s) established by the Board of Trustees for the Distribution involved.

3.                  Prudential Mutual Fund Services LLC, the plan administrator (the “Plan Administrator”), will set up an account for the Common Shares acquired pursuant to the Plan for each shareholder who has not elected to receive Distributions in cash (each a “Participant”). The Plan Administrator may hold each Participant’s shares, together with the shares of other Participants, in non-certificated form in the Plan Administrator’s name or that of its nominee. In the case of shareholders such as banks, brokers or nominees that hold the Common Shares of the Fund for others who are the beneficial owners, the Plan Administrator will administer the Plan on the basis of the number of Common Shares certified by the record shareholders as representing the total amount registered in such shareholder’s name and held for the account of Participants.

4.                  When the Fund declares a Distribution, the Plan Administrator, on the shareholder’s behalf, will receive additional authorized Common Shares from the Fund. The number of shares to be received when Distributions are reinvested will be determined by dividing the amount of the Distribution by the Fund’s net asset value per share. There will be no sales load charged on Common Shares issued to a shareholder under the Plan. All Common Shares purchased under the Plan will be held in the name of each Participant.

5.                  The Fund expects to issue Common Shares pursuant to the Plan, immediately following each Distribution payment date and the Plan Administrator will make every reasonable effort to reinvest all Distributions on the day the Distribution is paid (except where necessary to comply with applicable securities laws) by the Fund. If, for any reason beyond the control of the Plan Administrator, reinvestment of the Distributions cannot be completed within 30 days after the applicable Distribution payment date, funds held by the Plan Administrator on behalf of a Participant will be distributed to that Participant.

6.                  A shareholder may, however, elect to receive Distributions in cash. To exercise this option, such shareholder must notify the Plan Administrator, in writing so that such notice is received by the Plan Administrator three (3) days prior to the distribution date fixed by the Board of Trustees for the Distribution involved.

7.                  The Plan Administrator will confirm to each Participant each acquisition made pursuant to the Plan as soon as practicable. Each Participant may from time to time have an undivided fractional interest (computed to three decimal places) of Common Shares of the Fund. Distributions on fractional shares will be credited to each Participant’s account. In the event of termination of a Participant’s account under the Plan, the Plan Administrator will adjust for any such undivided fractional interest in cash at the net asset value of the Fund’s shares at the time of termination.

8.                  There will be no direct expenses to Participants for the administration of the Plan. There is no direct service charge to Participants with regard to purchases under the Plan; however, the Fund reserves the right to amend the Plan to include a service charge payable by the Participants. All fees associated with the Plan will be paid by the Fund.

9.                  Common Shares issued pursuant to the Plan will have the same voting rights as the Common Shares issued pursuant to the Fund’s continuous offering.

10.              Each Participant may terminate the Participant’s account under the Plan by so notifying the Plan Administrator via the Plan Administrator’s website at www.pgim.com/investments, by filling out the transaction request form located at the bottom of the Participant’s Statement and sending it to the Plan Administrator at Prudential Mutual Fund Services LLC, PO Box 534432, Pittsburgh, PA 15253-4432 or by calling the Plan Administrator at (800) 225-1852. Such termination will be effective immediately if the Participant’s notice is received by the Plan Administrator prior to any distribution record date. Upon any withdrawal or termination, the Plan Administrator will cause to be delivered to each terminating Participant a statement of holdings for the appropriate number of the Fund’s whole book-entry Common Shares and a check for the cash adjustment of any fractional share at the market value of the Fund’s Common Shares as of the close of business on the date the termination is effective less any applicable fees. In the event a Participant’s notice of termination is on or after a record date (but before payment date) for an account whose dividends are reinvested, the Plan Administrator, in its sole discretion, may either distribute such dividends in cash or reinvest them in Common Shares on behalf of the terminating Participant. In the event reinvestment is made, the Plan Administrator will process the termination as soon as practicable, but in no event later than five business days after the reinvestment is completed. The Plan may be terminated by the Fund upon notice in writing mailed to each Participant at least 30 days prior to any record date for the payment of any dividend or distribution by the Fund.

11.              These terms and conditions may be amended or supplemented by the Fund at any time but, except when necessary or appropriate to comply with applicable law or the rules or policies of the Securities and Exchange Commission or any other regulatory authority, only by mailing to each Participant appropriate written notice at least 30 days prior to the effective date thereof. The amendment or supplement shall be deemed to be accepted by each Participant unless, prior to the effective date thereof, the Plan Administrator receives written notice of the termination of the Participant’s account under the Plan. Any such amendment may include an appointment by the Plan Administrator in its place and stead of a successor agent under these terms and conditions, with full power and authority to perform all or any of the acts to be performed by the Plan Administrator under these terms and conditions. Upon any such appointment of any agent for the purpose of receiving Distributions, the Fund will be authorized to pay to such successor agent, for each Participant’s account, all dividends and distributions payable on shares of the Fund held in the Participant’s name or under the Plan for retention or application by such successor agent as provided in these terms and conditions.

12.              The Plan Administrator will at all times act in good faith and use its best efforts within reasonable limits to ensure its full and timely performance of all services to be performed by it under this Plan and to comply with applicable law, but assumes no responsibility and shall not be liable for loss or damage due to errors unless such error is caused by the Plan Administrator’s negligence, bad faith, or willful misconduct or that of its employees or agents.

13.              The automatic reinvestment of dividends does not relieve Participants of any taxes which may be payable on dividends. Participants will receive tax information annually for their personal records and to help them prepare their federal income tax return. Specific cost basis information will also be included on a Participant’s statement in accordance with applicable law.

14.              These terms and conditions of the Plan shall be governed by applicable federal securities laws and the laws of the State of New York.

Adopted: September 28, 2023